Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Stitch Fix, Inc.
(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.00002 per share	Other(2)	6,000,000(3)	$9.50(2)	$57,000,000	.0000927	$5,283.90
Total Offering Amounts				–	$57,000,000	–	$5,283.90
Total Fee Offsets				–	–	–	–
Net Fee Due				–	–	–	$5,283.90

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock of Stitch Fix, Inc. (the “Registrant”) that become issuable under the Registrant’s 2019 Inducement Plan (the “2019 Plan”) by reason of any stock split, stock dividend, recapitalization or any other similar transaction effected which results in an increase in the number of Registrant’s outstanding shares of Class A common stock, as applicable.
(2)    Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $9.50 per share, the average of the high and low prices of the Registrant’s Class A common stock on April 18, 2022 as reported on the Nasdaq Global Select Market.
(3)    Represents shares of Class A common stock that were added to the shares reserved for future issuance under the 2019 Plan on April 7, 2022 pursuant to the approval of the Compensation Committee of the Board of Directors of the Registrant.